UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2007

Mirant Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16107	20-3538156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia		30338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On November 9, 2007, Mirant Corporation (“Mirant”) announced that it would return to its stockholders a total of $4.6 billion in excess cash, and the first stage of this program will consist of an accelerated share repurchase program for $1.0 billion together with open market purchases for up to an additional $1.0 billion.

Accordingly, on November 9, 2007, Mirant entered into an accelerated share repurchase agreement (the “ASR”) with J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“JP Morgan”).  Under the terms of the ASR, Mirant will purchase 26,659,557 shares of its outstanding common stock from JPMorgan, for a total of $1.0 billion on November 13, 2007, based on the closing price of the common stock as of November 9, 2007. Under the ASR, the final price of shares repurchased will be determined based on a discount to the volume weighted average trading price of Mirant’s common stock over a period not to exceed six months. Depending on the final price and number of shares being repurchased, JPMorgan may deliver additional shares to Mirant at the completion of the transaction, or Mirant may deliver to JPMorgan either cash or shares that were previously delivered under the ASR.

Mirant’s payment of $1.0 billion to JPMorgan on November 13, 2007, will be funded from available cash, and because Mirant will pay for the shares in full, the shares to be delivered to Mirant on that date will be deemed repurchased on that date.  Mirant expects that JPMorgan will purchase shares of Mirant common stock from time to time in the open market in connection with the ASR and may also sell shares in the open market from time to time.

The preceding description of the ASR does not purport to be a complete description and is qualified in its entirety by reference to the full text of such agreement.  A copy of the ASR is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Document

10.1	Accelerated Share Repurchase Agreement, dated November 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 13, 2007

Mirant Corporation

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)